March 23, 2006



U.S. Securities and Exchange Commission
Division of  Corporation  Finance 450
Fifth St. N.W.
Washington  DC  20549


Re: PlasmaTech, Inc. - Form SB-2 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement:

Our report to the Stockholders and Board of Directors of PlasmaTech, Inc. dated March 7, 2006 on the financial statements of the Company for the year ended December 31, 2005, the period from July 14, 2004 (inception) to December 31, 2004, and the period July 14, 2004 (inception) to December 31, 2005.

In addition, we also consent to the reference to our firm as experts in accounting and auditing included in this Registration Statement.


Yours truly,


/s/Dale Matheson Carr-Hilton Labonte
-----------------------------------------
Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, British Columbia